                                   EXHIBIT 5.1



April 20, 1998



8x8, Inc.
2445 Mission College Blvd.
Santa Clara, CA  95054

            RE:  REGISTRATION STATEMENT ON FORM S-8

Ladies and Gentlemen:

We have examined the Registration Statement on Form S-8 to be filed by you with the Securities and Exchange Commission on or about April 20, 1998 (the "Registration Statement"), in connection with the registration under the Securities Act of 1933, as amended, of (i) 764,680 shares of your Common Stock reserved for issuance under the 8x8 1996 Stock Plan; and (ii) 70,560 shares of Common Stock reserved for issuance under the 8x8 1996 Employee Stock Purchase Plan (such shares, collectively, the "Shares" and such plans, collectively, the "Plans"). As legal counsel for 8x8, Inc., we have examined the proceedings taken and are familiar with the proceedings proposed to be taken by you in connection with the sale and issuance of the Shares under the Plans.

It is our opinion that, when issued and sold in the manner referred to in the Plans and pursuant to the respective agreement which accompanies each grant under the Plans, the Shares will be legally and validly issued, fully paid and nonassessable.

We consent to the use of this opinion as an exhibit to the Registration Statement and further consent to the use of our name wherever appearing in the Registration Statement and any amendments to it.

Very truly yours,

WILSON SONSINI GOODRICH & ROSATI
Professional Corporation